Exhibit 10.6
EVERGREEN SOLAR, INC.
Amendment effective on or about January 1, 2010
to Master Supply Agreement with
IBC Solar AG, dated July 14, 2008
The following prices shall be effective January 1, 2010 and update prices for the specified products on a temporary basis for the first quarter of 2010:
•	A grade IBC-POLYSOL-205VG/200VG/195VG Product: €1.64 / Wp

Evergreen Solar, Inc.	IBC Solar AG